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                                                                       EXHIBIT 1


MASNET No. 9 OF 25.05.2000
Announcement No. 9

CHARTERED SEMICONDUCTOR MANUFACTURING LTD


NOTICE OF CHANGES IN DIRECTOR'S INTERESTS

NAME OF DIRECTOR:                                            Barry Waite

DATE OF NOTICE TO COMPANY:                                   25/05/2000

DATE OF CHANGE OF INTEREST:                                  23/05/2000

NAME OF REGISTERED HOLDER:                                   Barry Waite

CIRCUMSTANCE GIVING RISE TO THE CHANGE:                      Sales in open market at own discretion

SHARES HELD IN THE NAME OF REGISTERED HOLDER

NO. OF SHARES OF THE CHANGE:                                 1,050,000
% OF ISSUED SHARE CAPITAL:                                   0.076

AMOUNT OF CONSIDERATION PER SHARE EXCLUDING
BROKERAGE,GST,STAMP DUTIES,CLEARING FEE:                     S$12.13

NO. OF SHARES HELD BEFORE CHANGE:                            2,632,000
% OF ISSUED SHARE CAPITAL:                                   0.191

NO. OF SHARES HELD AFTER CHANGE:                             1,582,000
% OF ISSUED SHARE CAPITAL:                                   0.115

HOLDINGS OF DIRECTOR INCLUDING DIRECT AND DEEMED INTEREST

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
                                                                                 DEEMED               DIRECT
NO. OF SHARES HELD BEFORE CHANGE:                                                   0               2,632,000
% OF ISSUED SHARE CAPITAL:                                                                              0.191

NO. OF SHARES HELD AFTER CHANGE:                                                    0               1,582,000
% OF ISSUED SHARE CAPITAL:                                                                              0.115

TOTAL SHARES:                                                                       0               1,582,000

Submitted by Nancy Tan See Sin, Joint Company Secretary on 25/05/2000 to the SGX